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ConocoPhillips

2021 10-K
Exhibit 22
SUBSIDIARY GUARANTORS

OF GUARANTEED SECURITIES
Listed below are subsidiaries serving as an issuer or

guarantor,

as applicable, for outstanding publicly

held debt
securities.
Company Name Incorporation Location
ConocoPhillips Delaware
ConocoPhillips Company Delaware
Burlington Resources LLC Delaware